UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 22, 2007
Date of Report (Date of earliest event reported)

EESTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32863	33-0922627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1260 S. Highway 89, Building 1, Suite H-5
Chino Valley, Arizona 86323
(Address of principal executive offices and zip code)

(928) 636-6255
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Financial Advisory and Capital Raising Agreements

On October 22, 2007, EESTech, Inc. (the “Company”) entered into two Financial Advisory and Capital Raising Agreements (the “Agreements”) with Montrose Partners LLP (“Montrose”) for the provision of financial advisory and capital raising services by Montrose to the Company (the “Services”). As of the date of the Agreements, neither the Company nor any of its affiliates had a material relationship with Montrose unrelated to the Agreements.

Pursuant to the terms of the Agreements, Montrose will provide the Company with a variety of financial and capital raising advisory services including, but not limited to, providing advice and assistance with respect to the preparation of possible equity and/or convertible bond financing, finding new investors, facilitating the structure of such financing transactions, and providing similar future services at the Company’s request. Such advisory services will be provided by Montrose to the Company on a non-exclusive basis, and the Company will remain free to consult and enter into similar arrangements with other service providers.

Under the first of the two Agreements, Montrose is to receive 50,000 shares of restricted stock of the Company up front, as well as an option to acquire an additional 100,000 shares of restricted stock of the Company at the end of the first six-month period following the date of that Agreement, and a second option to acquire another 100,000 shares of restricted stock of the Company at the conclusion of the first twelve-month period following the date of that Agreement. Under the second of the two Agreements, Montrose is to receive 50,000 shares of restricted stock of the Company up front, as well as two options to acquire an additional 100,000 shares of restricted stock of the Company each; however, the two options in the second Agreement are subject to Montrose achieving certain “milestones” before the options may be exercised. Montrose may earn further options to purchase shares of restricted stock of the Company upon the successful completion of equity or convertible debt financing obtained by Montrose on behalf of the Company. The number of shares of restricted stock that Montrose will have the option to purchase will be determined by the total dollar value of the equity or convertible debt financing raised by Montrose.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EESTECH, INC.

Date: November 29, 2007	By:	/s/ Murray Bailey
Name: Murray Bailey Title: Chief Executive Officer
Title